EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 13, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in the non-cash amortization of premiums paid on debt investments within the Consolidated Statements of Cash Flows discussed in Note 1 - Revision to previously issued financial statements, as to which the date is June 13, 2012 relating to the consolidated financial statements, which appears in Supertex, Inc.’s Annual Report on Form 10-K for the  year ended March 30, 2013.

/s/ PricewaterhouseCoopers LLP

San Jose, California
November 22, 2013

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